                            STOCK PURCHASE AGREEMENT


                                  BY AND AMONG


                            RESPONSE ONCOLOGY, INC.,

                                      AND


                            ALFRED M. KALMAN, M.D.,

                            ABRAHAM ROSENBERG, M.D.



                                  DATED AS OF

                               SEPTEMBER 1, 1996

                            STOCK PURCHASE AGREEMENT

         THIS STOCK PURCHASE AGREEMENT, dated as of September 1, 1996, by and among RESPONSE ONCOLOGY, INC., a Tennessee corporation (the "Purchaser"), ALFRED M. KALMAN, M.D., AND ABRAHAM ROSENBERG, M.D., (collectively, the "Sellers" and, individually, a "Seller").


                              W I T N E S S E T H:

         WHEREAS, the Sellers own 100% of the issued and outstanding shares (the "Shares") of the common stock of Rosenberg & Kalman, M.D., P.A., a Florida professional association (the "Corporation"); and

         WHEREAS, the Sellers desire to sell and Purchaser desires to purchase the Shares on the terms and subject to the conditions set forth herein;

         NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. DEFINITIONS. The following terms, as used herein, have the following meanings:

         "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and attorneys' fees and expenses.

         "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

         "Affiliated Group" means any affiliated group within the meaning of Code Section 1504 or any similar group defined under a similar provision of state, local or foreign law.

         "Applicable Rate" means the corporate base rate of interest announced from time to time by NationsBank of Tennessee, N.A., Nashville, Tennessee plus two percent (2%).

         "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction of which any Seller has Knowledge that forms or could form the basis for any specified consequence.

         "Cash Consideration" has the meaning set forth in Section 2(b) below.

         "Closing" has the meaning set forth in Section 2(c) below.

         "Closing Date" has the meaning set forth in Section 2(c) below.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Controlled Group of Corporations" has the meaning set forth in Code
Section 1563.

         "Corporation" has the meaning set forth in the first recital above.

         "Deferred Intercompany Transaction" has the meaning set forth in Treasury Regulation Section 1.1502-13.

         "Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit plan or program.

         "Employee Pension Benefit Plan" has the meaning set forth in ERISA
Section 3(2).

         "Employee Welfare Benefit Plan" has the meaning set forth in ERISA
Section 3(1).

         "Environmental, Health, and Safety Laws" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, the Occupational Safety and Health Act of 1970, the Medical Waste Tracking Act of 1988, the U. S. Public Vessel Medical Waste Anti-Dumping Act of 1988, the Marine Protection, Research and Sanctuaries Act and Human Services, National Institute for Occupational Safety and Health, Infections Waste Disposal Guidelines, Publication No. 88-119, each as amended, together with all other laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof) concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases of medical wastes, pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "Excess Loss Account" has the meaning set forth in Treasury Regulation
Section 1.1502-19.

         "Extremely Hazardous Substance" has the meaning set forth in Section 302 of the Emergency Planning and Community Right-to-Know Act of 1986, as amended.

         "Fiduciary" has the meaning set forth in ERISA Sec. 3(21).

         "Financial Statements" has the meaning set forth in Section 4(f) below.

         "GAAP" means United States generally accepted accounting principles as in effect from time to time.

         "Group" means R&K, M.D., P.A., a Florida professional association wholly owned by the Sellers, its successors and assigns.

         "Knowledge" means actual knowledge after reasonable investigation.

         "Liability" means any liability (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

         "Note" means a promissory note of the Purchaser payable to the order of a Seller in the form set forth as Exhibit 2(b)(i).

         "Most Recent Balance Sheet" means the balance sheet contained within the Most Recent Financial Statements.

         "Most Recent Financial Statements" has the meaning set forth in
Section 4(f) below.

         "Most Recent Fiscal Month End" has the meaning set forth in Section 4(f) below.

         "Most Recent Fiscal Year End" has the meaning set forth in Section 4(f) below.

         "Multiemployer Plan" has the meaning set forth in ERISA Sec. 3(37).

         "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice.

         "Party" means the Purchaser or any Seller.

         "PBGC" means the Pension Benefit Guaranty Corporation.

         "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

         "Prohibited Transaction" has the meaning set forth in ERISA Sec. 406 and Code Sec. 4975.

         "Pro Rata" means, with respect to the Sellers, their proportionate ownership interests in the Corporation.

         "Purchase Price" has the meaning set forth in Section 2(a) below.

         "Purchaser" has the meaning set forth in the initial paragraph of this Stock Purchase Agreement and, after Closing (and as relates to Section 9(b) regarding indemnification), shall mean Response Oncology, Inc. and any subsidiary or affiliate thereof.

         "Purchaser's Disclosure Letter" has the meaning set forth in Section 3(b) below.

         "Receivables" means the amount, in dollars, of the Corporation's accounts receivable as of the close of business on the day prior to the Closing Date, net of contractual adjustments, courtesy discounts and a reasonable allowance for doubtful accounts.

         "Reportable Event" has the meaning set forth in ERISA Sec. 4043.

         "Response Stock" means the common stock of the Purchaser, $.01 par value per share.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for Taxes not yet due and payable, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

         "Seller" has the meaning set forth in the preface above.

         "Sellers' Disclosure Letter" has the meaning set forth in Section 3(a) below.

         "Shares" means all of the issued and outstanding shares of the Common Stock of the Corporation.

         "Tangible Assets" means total assets of the Corporation, computed under generally accepted accounting principles, minus intangible assets net of accumulated amortization and minus Receivables, in each case without regard to the effect of the transaction contemplated herein.

         "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Sec. 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

         "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         "Third Party Claim" has the meaning set forth in Section 9(c) below.

         2. PURCHASE AND SALE OF SHARES.

         (a) Basic Transaction. On and subject to the terms and conditions of this Agreement, the Purchaser agrees to purchase from the Sellers, and the Sellers agree to sell to the Purchaser, all of the Shares for an aggregate price (the "Purchase Price") of Nine Million Five Hundred Thousand Dollars ($9,500,000.00) plus the sum of the amount of Tangible Assets and Receivables, minus the amount of Liabilities of the Corporation as of the Closing Date.

         (b) Payment of Purchase Price. The Purchaser shall pay or satisfy the Purchase Price in the following manner: (i) Seven Million Six Hundred Thousand Dollars ($7,600,000), plus an amount equal to 100% of Receivable plus 90% of Tangible Assets, minus an amount equal to 100% of Liabilities, all as of the Closing Date, in cash (the "Cash Consideration") to the Sellers, Pro Rata, at Closing (hereinafter defined), and (ii) One Million Nine Hundred Thousand Dollars ($1,900,000) by issuance and delivery of a Note to each Seller, with each Note being in the principal amount of $950,000. In the event that after Closing the Purchaser shall collect Receivables exceeding the amount paid for Receivables pursuant to the preceding sentence, then the Purchaser shall promptly remit Pro Rata to the Sellers the amount of such excess as an addition to the Purchase Price. In the event that the Purchaser shall collect less than said Receivables balance after Closing, then the amount of Receivables for purposes of this Agreement shall be deemed to equal the amount so paid at Closing.

         As soon as practicable after the Closing, the Purchaser shall prepare a balance sheet as of the Closing Date and a computation of Tangible Assets minus Liabilities as of the Closing Date. Such balance sheet and computation shall be reviewed by the Purchaser's independent accountants and, at the Sellers' option and expense, an accounting firm of the Sellers' choice. Within five (5) business days after delivery of such computation to the Sellers, the parties shall agree upon (i) the difference between the amount of Tangible Assets reflected in such computation and 90% of Tangible Assets determined at the time of and in connection with the Closing, and (ii) the difference between the amount of Liabilities reflected in such computation and the amount of Liabilities determined at the time of and in connection with the Closing. The differences (if any) determined under clauses (i) and (ii) above shall then be netted (or added together, if appropriate), and the result of such determination shall be paid, in cash, by the appropriate party. Any amount not paid by the Sellers shall be subject to offset by the Purchaser against amounts owed by the Purchaser to the Sellers pursuant to any other agreement or debt instrument between said parties.

         (c) The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Greenberg Traurig, counsel for the Sellers, 1221 Brickell Avenue, Miami, Florida 33131 commencing at 9:00 a.m. local time on the later of (i) the second business day following the satisfaction or waiver of all conditions precedent to the obligations of the Parties to consummate the transactions contemplated hereby or (ii) September 1, 1996, or such other date as the Purchaser and the Sellers may mutually determine (the "Closing Date"); provided, however, that the Closing Date shall be no later than November 1, 1996.

         (d) Deliveries at the Closing. At the Closing, (i) the Purchaser will deliver to the Sellers the various certificates, instruments, and documents referred to in Section 8(a) below, (ii) the Sellers will deliver to the Purchaser the various certificates, instruments, and documents referred to in
Section 8(b) below.

         3. REPRESENTATIONS AND WARRANTIES CONCERNING THE TRANSACTION.

         (a) Representations and Warranties of the Sellers. The Sellers jointly and severally represent and warrant to the Purchaser that the statements contained in this Section 3(a) are correct and complete as of the date of this Agreement with respect to the Sellers, except as set forth in the disclosure letter executed and delivered by the Sellers and the Group contemporaneous with this Agreement (the "Sellers' Disclosure Letter""). The Sellers' Disclosure Letter shall be satisfactory to the Purchaser and its counsel and will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 3(a) and Section 4.

                 (i) Authorization of Transaction. Each Seller has the requisite legal capacity and has full power and authority to execute and deliver this Agreement and to perform his obligations hereunder. This Agreement constitutes the valid and legally binding obligation of each Seller, enforceable in accordance with its terms and conditions. No Seller is required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Person in order to consummate the transactions contemplated by this Agreement , or, if any such filing, authorization, consent or approval is required, the same has been or, as of the Closing Date, shall have been made or obtained. This Agreement constitutes the valid and legally binding obligation of each Seller, enforceable in accordance with its terms, subject to applicable bankruptcy, moratorium, insolvency and other laws affecting the rights of creditors and general equity principles.

                 (ii) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which any Seller is subject or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which any Seller is a party or by which he is bound or to which any of his assets is subject.

                 (iii) Brokers' Fees. The Sellers have no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Purchaser could become liable or obligated.

                 (iv) Shares. Each Seller holds of record and owns beneficially all of the Shares free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), Taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. No Seller is a party to any option, warrant, purchase right, or other contract or commitment that could require the Seller to sell, transfer, or otherwise dispose of any capital stock of the Corporation (other than this Agreement). No Seller is a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any Shares.

         (b) Representations and Warranties of the Purchaser. The Purchaser represents and warrants to each Seller that the statements contained in this
Section 3(b) are correct and complete as of the date of this Agreement except as set forth in the disclosure letter executed and delivered by the Purchaser contemporaneous with this Agreement (the "Purchaser's Disclosure Letter").

                 (i) Organization of the Purchaser. The Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the State of Tennessee.

                 (ii) Authorization of Transaction. The Purchaser has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Purchaser, enforceable in accordance with its terms, subject to applicable bankruptcy, moratorium, insolvency and other laws affecting the rights of creditors and general equity principles. The Purchaser need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Person in order to consummate the transactions contemplated by this Agreement, or, if any such filing, authorization, consent or approval is required, the same has been or, as of the Closing Date, shall have been made or obtained.

                 (iii) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Purchaser is subject or any provision of its charter or bylaws or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Purchaser is a party or by which it is bound or to which any of its assets is subject.

                 (iv) Brokers' Fees. The Purchaser has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Seller could become liable or obligated.

                 (v) Investment. The Purchaser is not acquiring the Shares with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.

         4. REPRESENTATIONS AND WARRANTIES CONCERNING THE CORPORATION. The Sellers, jointly and severally, represent and warrant to the Purchaser that the statements contained in this Section 4 are true, correct and complete in all material respects as of the date of this Agreement and will be correct and complete in all material respects as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4), except as set forth in the Sellers' Disclosure Letter. Nothing in the Sellers' Disclosure Letter shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Sellers' Disclosure Letter identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. The Sellers' Disclosure Letter will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 4.

         (a) Organization, Qualification, and Corporate Power. The Corporation is a business corporation duly organized, validly existing, and in good standing under the laws of the State of Florida. The Corporation is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. The Corporation has full corporate power and authority and all licenses, permits, and authorizations necessary to carry on the business in which it is engaged and to own and use its properties. Paragraph 4(a) of the Sellers' Disclosure Letter lists the directors and officers of the Corporation. The Sellers have delivered to the Purchaser correct and complete copies of the charter and bylaws of the Corporation (as amended to date). The minute book (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors), the stock certificate book, and the stock record book of the Corporation are correct and complete. The Corporation is not in default under or in violation of any provision of its charter or bylaws.

         (b) Capitalization. The entire authorized capital stock of the Corporation consists of 1,000 Shares, of which 100 Shares are issued and outstanding. All of the issued and outstanding Shares have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record by the Sellers. There are no outstanding or authorized options, warrants, purchase rights, preemptive rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Corporation to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Corporation. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of the Corporation.

         (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Corporation is subject or any provision of the charter or bylaws of the Corporation or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Corporation is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets). The Corporation is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Person in order for the Parties to consummate the transactions contemplated by this Agreement, or, if any such filing, authorization, consent or approval is required, the same has been or, as of the Closing Date, shall have been made or obtained.

         (d) Brokers' Fees. The Corporation has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

         (e) Title to Assets. The Corporation has good and marketable title to, or a valid leasehold interest in, all of its properties and assets, free and clear of all Security Interests, and has not sold, transferred, exchanged or conveyed any of its properties and assets since the date of the Most Recent Balance Sheet except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet.

         (f) Financial Statements. Attached as collective Paragraph 4(f) to the Sellers' Disclosure Letter are the following financial statements (collectively the "Financial Statements"): (i) unaudited balance sheet and statement of income, changes in stockholders' equity, and cash flow as of and for the fiscal year ended December 31, 1995 (the "Most Recent Fiscal Year End") for the Corporation; and (ii) unaudited balance sheet and statement of income, changes in stockholders' equity, and cash flow (the "Most Recent Financial Statements") as of and for the five (5) months ended May 31, 1996 (the "Most Recent Fiscal Month End") for the Corporation. The Financial Statements (including the notes thereto) have been prepared on a consistent basis throughout the periods covered thereby, present fairly the financial condition of the Corporation as of such dates and the results of operations of the Corporation and its subsidiaries for such periods on a cash basis method of accounting, are correct and complete in all material respects, and are consistent with the books and records of the Corporation.

         (g) Events Subsequent to Most Recent Fiscal Year End. Since the Most Recent Fiscal Year End, there has not been any material adverse change in the business, financial condition, operations, results of operations, or future prospects of the Corporation. Without limiting the generality of the foregoing, since that date:

                 (i) the Corporation has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

                 (ii) the Corporation has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either involving more than $25,000.00 or outside the Ordinary Course of Business;

                 (iii) no party (including the Association) has accelerated, terminated, modified, or canceled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $25,000.00 to which the Corporation is a party or by which the Corporation or its properties are bound;

                 (iv) the Corporation has not created, suffered or permitted to attach or be imposed any Security Interest upon any of its assets, tangible or intangible;

                 (v) the Corporation has not made any capital expenditure (or series of related capital expenditures) either involving more than $25,000.00 or outside the Ordinary Course of Business;

                 (vi) the Corporation has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) either involving more than $25,000.00 or outside the Ordinary Course of Business;

                 (vii) the Corporation has not issued any note, bond, or other debt instrument or security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation;

                 (viii) the Corporation has not delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

                 (ix) the Corporation has not canceled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $25,000.00 (other than contractual allowances and adjustments in the Ordinary Course of Business);

                 (x) the Corporation has not granted any license or sublicense of any rights under or with respect to any Intellectual Property;

                 (xi) there has been no change made or authorized in the charter or bylaws of the Corporation;

                 (xii) the Corporation has not issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

                 (xiii) the Corporation has not declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

                 (xiv) the Corporation has not experienced any damage, destruction, or loss (whether or not covered by insurance) to its property;

                 (xv) the Corporation has not made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the Ordinary Course of Business (other than transactions relating to the payment of compensation or benefits);

                 (xvi) the Corporation has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

                 (xvii) the Corporation has not granted any increase in the base compensation of any of its directors, officers, and employees outside the Ordinary Course of Business;

                 (xviii) the Corporation has not adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan);

                 (xix) the Corporation has not made any other change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business;

                 (xx) the Corporation has not made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;

                 (xxi) there has not been any other occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving the Corporation; and

                 (xxii) the Corporation has not committed to any of the foregoing.

         (h) Undisclosed Liabilities. The Corporation has no Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against the Corporation that may result in any Liability), except for (i) Liabilities set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto); (ii) Liabilities which have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business and (iii) Liabilities described with particularity in Paragraph 4(h) of the Sellers' Disclosure Letter (and, with respect to each Liability described in items (i) through (iii) immediately above, none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, malpractice, infringement, or violation of law).

         (i) Legal Compliance. The Corporation and its respective predecessors and Affiliates have complied in all material respects with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply.

         (j) Tax Matters.

                 (i) The Corporation has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all material respects. All Taxes owed by the Corporation (whether or not shown on any Tax Return) through the Closing Date have been duly paid or accrued. The Corporation is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Corporation does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of either the Corporation that arose in connection with any failure (or alleged failure) to pay any Tax.

                 (ii) The Corporation has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

                 (iii) Neither the Sellers nor any director or officer (or employee responsible for Tax matters) of the Corporation has Knowledge that any authority will assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of the Corporation either (A) claimed or raised by any authority in writing or (B) as to which the Sellers or the directors and officers (and employees responsible for Tax matters) of the Corporation have Knowledge. Paragraph 4(j) of the Sellers' Disclosure Letter lists all federal, state, local, and foreign income Tax Returns filed with respect to the Corporation for taxable periods ended on or after December 31, 1992, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Sellers have delivered to the Purchaser correct and complete copies of all examination reports and statements of deficiencies assessed against or agreed to by the Corporation since December 31, 1991.

                 (iv) The Corporation has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                 (v) The Corporation has not filed a consent under Code Section 341(f) concerning collapsible corporations. The Corporation has not made any payment, is not obligated to make any payment, or is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Section 280G. The Corporation has not been a United States real property holding corporation within the meaning of Code Sec. 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). The Corporation has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code
         Section 6662. The Corporation is not a party to any Tax allocation or sharing agreement. The Corporation (A) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return or (B) has no Liability for the Taxes of any Person (other than of the Corporation under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

                 (vi) Paragraph 4(j) of the Sellers' Disclosure Letter sets forth the following information with respect to the Corporation as of the most recent practicable date: (A) the basis of the Corporation in its assets; and (B) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution.

         (k) Real Property. The Corporation does not own any real property and has not executed and delivered or otherwise entered into any contract to purchase any real property. Paragraph 4(k) of the Sellers' Disclosure Letter lists and describes briefly all real property leased or subleased to the Corporation. The Sellers have delivered to the Purchaser correct and complete copies of the leases and subleases listed in Paragraph 4(k) of the Sellers' Disclosure Letter (as amended to date). With respect to each lease and sublease listed in Paragraph 4(k) of the Sellers' Disclosure Letter, except as otherwise set forth in such Paragraph of the Sellers' Disclosure Letter:

                 (i) the lease or sublease is legal, valid, binding, enforceable, and in full force and effect;

                 (ii) the lease or sublease will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

                 (iii) the Corporation, and, to the best of Sellers' Knowledge, no other party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                 (iv) the Corporation, and, to the best of Sellers' Knowledge, no party to the lease or sublease has repudiated any provision thereof;

                 (v) to the best of Sellers' Knowledge, there are no disputes, oral agreements, or forbearance programs in effect as to the lease or sublease;

                 (vi) with respect to each sublease, the representations and warranties set forth in subsections (i) through (v) above are true and correct with respect to the underlying lease;

                 (vii) the Corporation has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold;

                 (viii) all facilities leased or subleased thereunder have received all approvals of governmental authorities (including licenses, permits and certificates of need) required in connection with the operation thereof and have been operated and maintained in accordance with applicable laws, rules, and regulations; and

                 (ix) all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of said facilities.


         (l) Tangible Assets. The Corporation owns or leases all buildings, machinery, equipment, and other tangible assets necessary for the conduct of its business as presently conducted. The Corporation has received with respect to all such buildings, machinery, and equipment all approvals of governmental authorities (including licenses, permits and certificates of need) required in connection with the operation thereof, and the same have been operated and maintained in accordance with applicable laws, rules, and regulations

         (m) Inventory. The inventory of the Corporation consists of medical supplies and pharmaceuticals.

         (n) Contracts. Paragraph 4(n) of the Sellers' Disclosure Letter lists the following contracts and other agreements to which the Corporation is a party:

                 (i) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $25,000.00 per annum;

                 (ii) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a loss to the Corporation, or involve consideration in excess of $25,000.00;

                 (iii) any agreement concerning a partnership or joint venture;

                 (iv) any agreement (or group of related agreements) under which the Corporation has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $25,000.00 or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

                 (v) any agreement concerning confidentiality or noncompetition;

                 (vi) any agreement with either the Sellers or their Affiliates (other than the Corporation);

                 (vii) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former directors, officers, and employees;

                 (viii) any collective bargaining agreement;

                 (ix) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $25,000.00 or providing severance benefits;

                 (x) any agreement under which the Corporation has advanced or loaned any amount to any of its directors, officers, and employees outside the Ordinary Course of Business;

                 (xi) any agreement under which the consequences of a default or termination could have an material adverse effect on the business, financial condition, operations, results of operations, or future prospects of the Corporation; or

                 (xii) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $25,000.00.

The Sellers has delivered to the Purchaser a correct and complete copy of each written agreement listed in Paragraph 4(n) of the Sellers' Disclosure Letter (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in Paragraph 4(n) of the Sellers' Disclosure Letter. With respect to each such agreement: (1) the agreement is legal, valid, binding, enforceable, and in full force and effect; (2) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (3) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (4) no party has repudiated any provision of the agreement.

         (o) Notes and Accounts Receivable. All notes and accounts receivable of the Corporation are reflected properly on its books and records, are valid receivables subject to no setoffs or counterclaims except contractual adjustments with in arrangements with third-party reimbursers, are current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Corporation.

         (p) Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Corporation.

         (q) Insurance. Paragraph 4(q) of the Sellers' Disclosure Letter sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, medical malpractice, and workers' compensation coverage and bond and surety arrangements) to which the Corporation has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past five (5) years:

                 (i) the name, address, and telephone number of the agent;

                 (ii) the name of the insurer, the name of the policyholder, and the name of each covered insured;

                 (iii) the policy number and the period of coverage;

                 (iv) the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

                 (v) a description of any retroactive premium adjustments or other loss-sharing arrangements.

With respect to each such insurance policy: (A) the policy is in full force and effect; (B) the policy will continue to be in full force and effect on identical terms following the consummation of the transactions contemplated hereby unless and until canceled by the Purchaser; (C) neither the Corporation nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (D) no party to the policy has repudiated any provision thereof. The Corporation has been covered during the past five (5) years by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period. Paragraph 4(q) of the Sellers' Disclosure Letter describes any self-insurance arrangements affecting the Corporation.

         (r) Litigation. Section 4(r) of the Sellers' Disclosure Letter sets forth each instance in which either the Corporation (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the actions, suits, proceedings, hearings, and investigations set forth in Section 4(r) of the Sellers' Disclosure Letter could result in any material adverse change in the business, financial condition, operations, results of operations, or future prospects of either the Corporation or the Group. Neither the Sellers nor the directors and officers (and employees with responsibility for litigation matters) of the Corporation has any Knowledge that any such action, suit, proceeding, hearing, or investigation may be brought or threatened against the Corporation.

         (s) Employees. To the best of the Sellers' Knowledge, no executive, key employee, or group of employees has any plans to terminate employment with the Corporation or, after the Closing, with the Group. The Corporation is not a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances filed pursuant to any work rules of any organized labor organization, claims of unfair labor practices, or other collective bargaining disputes. To the best of the Sellers' Knowledge, the Corporation has not committed any unfair labor practice. To the best of the Sellers' Knowledge, no organizational effort is presently being made or threatened by or on behalf of any labor union with respect to employees of the Corporation.

         (t) Employee Benefits.

                 (i) Paragraph 4(t) of the Sellers' Disclosure Letter lists each Employee Benefit Plan that the Corporation maintains or to which the Corporation contributes.

                          (A) Each such Employee Benefit Plan (and each related
                 trust, insurance contract, or fund) complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code, and other applicable laws.

                          (B) All required reports and descriptions (including
                 Form 5500 Annual Reports, Summary Annual Reports, PBGC-1's, and Summary Plan Descriptions) have been filed or distributed appropriately with respect to each such Employee Benefit Plan. The requirements of Part 6 of Subtitle B of Title I of ERISA and of Code Sec. 4980B have been met with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

                          (C) All contributions (including all employer
                 contributions and employee salary reduction contributions) which are due have been paid to each such Employee Benefit Plan which is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date which are not yet due have been paid to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of the Corporation. All premiums or other payments which are due for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

                          (D) Each such Employee Benefit Plan which is an
                 Employee Pension Benefit Plan meets the requirements of a "qualified plan" under Code Sec. 401(a) and has received, within the last two years, a favorable determination letter from the Internal Revenue Service.

                          (E) The market value of assets under each such
                 Employee Benefit Plan which is an Employee Pension Benefit Plan (other than any Multiemployer Plan) equals or exceeds the present value of all vested and nonvested Liabilities thereunder determined in accordance with PBGC methods, factors, and assumptions applicable to an Employee Pension Benefit Plan terminating on the date for determination.

                          (F) The Sellers have delivered to the Purchaser
                 correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent Form 5500 Annual Report, and all related trust agreements, insurance contracts, and other funding agreements which implement each such Employee Benefit Plan.

                 (ii) With respect to each Employee Benefit Plan that the Corporation maintains or ever has maintained or to which it contributes, ever has contributed, or ever has been required to contribute:

                          (A) No such Employee Benefit Plan which is in
                 Employee Pension Benefit Plan (other than any Multiemployer
                 Plan) has been completely or partially terminated or been the subject of a Reportable Event as to which notices would be required to be filed with the PBGC. No proceeding by the PBGC to terminate any such Employee Pension Benefit Plan (other than any Multiemployer Plan) has been instituted or threatened.

                          (B) There have been no Prohibited Transactions with
                 respect to any such Employee Benefit Plan. No Fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or threatened. Neither the Sellers nor the directors and officers (and employees with responsibility for employee benefits matters) of the Corporation has any Knowledge of any Basis for any such action, suit, proceeding, hearing, or investigation.

                          (C) The Corporation has not incurred, and neither the
                 Sellers nor the directors and officers (and employees with responsibility for employee benefits matters) of the Corporation has any reason to expect that the Corporation will incur, any Liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal Liability) or under the Code with respect to any such Employee Benefit Plan which is an Employee Pension Benefit Plan.

                 (iii) The Corporation does not contribute to, has never contributed to, and has not been required to contribute to any Multiemployer Plan or has any Liability (including withdrawal Liability) under any Multiemployer Plan.

                 (iv) The Corporation does not maintain, has never maintained, has never contributed, and has not been required to contribute to any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with Code Sec. 4980B).

         (u) Guaranties. The Corporation is not a guarantor or is not otherwise liable for any Liability or obligation (including indebtedness) of any other Person.

         (v) Environment, Health, and Safety.

                 (i) Each of the Sellers, the Corporation and their respective Affiliates has complied in all material respects with all Environmental, Health, and Safety Laws, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply. Without limiting the generality of the preceding sentence, each of the Sellers, the Corporation and their respective Affiliates has obtained and been in compliance with all of the terms and conditions of all permits, licenses, and other authorizations which are required under, and has complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in, all Environmental, Health, and Safety Laws.

                 (ii) The Corporation has no Liability (and none of the Sellers, the Corporation and their respective Affiliates has handled or disposed of any substance, arranged for the disposal of any substance, exposed any employee or other individual to any substance or condition, or owned or operated any property or facility in any manner that could form the Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against the Corporation giving rise to any Liability) for damage to any site, location, or body of water (surface or subsurface), for any illness of or personal injury to any employee or other individual, or for any reason under any Environmental, Health, and Safety Law.

                 (iii) All properties and equipment used in the business of the Sellers, the Corporation and their respective Affiliates have been free of asbestos, PCB's, methylene chloride, trichloroethylene, 1,2-trans-dichloroethylene, dioxins, dibenzofurans, and Extremely Hazardous Substances.

         (w) Healthcare Compliance. Neither the Corporation nor any physician associated with or employed by the Corporation has received payment or any remuneration whatsoever to induce or encourage the referral of patients or the purchase of goods and/or services as prohibited under 42 U.S.C. Section 1320a-7b(b), or otherwise perpetrated any Medicare or Medicaid fraud or abuse nor has any fraud or abuse been alleged within the last five (5) years by any government agency. No Physician associated with or employed by the Group has made any referral of any patient to any entity in which such Physician or a member of his or her immediate family has any ownership or investment interest or with which such Physician or family member has any financial relationship. The Corporation and/or each physician employed thereby is participating in or otherwise authorized to receive reimbursement from or is a party to Medicare, Medicaid, and other third-party payor programs. All necessary certifications and contracts required for participation in such programs are in full force and effect and have not been amended or otherwise modified, rescinded, revoked or assigned and, to the best of the Sellers' Knowledge, no condition exists or event has occurred which in itself or with the giving of notice or the lapse of time or both would result in the suspension, revocation, impairment, forfeiture or non-renewal of any such third party payor program. The Corporation is and, after the execution and delivery hereof and of the Service Agreement, the Group will be, in full compliance with the requirements of all such third party payor programs applicable thereto.

         (x) Fraud and Abuse. The Corporation and persons and entities providing professional services for the Corporation have not engaged in any activities which are prohibited under 42 U.S.C. Section 1320a-7b, or the regulations promulgated thereunder pursuant to such statutes, or related state or local statutes or regulations, or which are prohibited by rules of professional conduct, including but not limited to the following:

                 (i) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment;

                 (ii) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment;

                 (iii) failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with intent to fraudulently secure such benefit or payment; and

                 (iv) knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay or receive such remuneration (A) in return for referring an individual to a person for the furnishing or arranging for the furnishing or any item or service for which payment may be made in whole or in part by Medicare or Medicaid, or (B) in return for purchasing, leasing, or ordering or arranging for or recommending purchasing, leasing, or ordering any good, facility, service or item for which payment may be made in whole or in part by Medicare or Medicaid.

         (y) Facility Compliance. The Corporation is duly licensed, and the Corporation and its clinics, offices and facilities are lawfully operated in accordance with the requirements of all applicable laws and certificates of need and has all necessary authorizations and certificates of need for their use and operation, all of which are in full force and effect. There are no outstanding notices of deficiencies relating to the Corporation or any physician employed thereby issued by any governmental authority or third party payor requiring conformity or compliance with any applicable law or condition for participation of such governmental authority or third party payor, and after reasonable and independent inquiry and due diligence and investigation, the Corporation has no Knowledge or reason to believe that such necessary authorizations may be revoked or not renewed in the ordinary course.

         (z) Rates and Reimbursement Policies. The Corporation has no rate appeal currently pending before any governmental authority or any administrator of any governmental third party payor program.

         (aa) Disclosure. The representations and warranties contained in this
Section 4 and in the Sellers' Disclosure Letter do not contain any untrue or misleading statement of a fact.

         5. PRE-CLOSING COVENANTS. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

         (a) General. Each of the Parties will use his or its best efforts to take all action and to do all things necessary in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction of the closing conditions set forth in Section 7 below).

         (b) Notices and Consents. The Sellers will cause the Corporation to give any notices to third parties, and will cause the Corporation to use its best efforts to obtain any third-party consents, that may be required by law or the terms of any contract to which the Sellers may be subject or that the Purchaser may request in connection with the transaction contemplated by this Agreement. Each of the Parties will (and the Sellers will cause the Corporation to) give any notices to, make any filings with, and use its best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies required to consummate the transaction contemplated by this Agreement.

         (c) Operation of Business. The Sellers will not cause or permit the Corporation or the Group to engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, the Sellers will not cause or permit the Corporation to (i) declare, set aside, or pay any dividend or make any distribution with respect to its capital stock or redeem, purchase, or otherwise acquire any of its capital stock or (ii) otherwise engage in any practice, take any action, or enter into any transaction of the sort described in Section 4(g) above.

         (d) Preservation of Business. The Sellers will cause the Corporation to keep its properties substantially intact, including its present physical facilities, working conditions, and relationships with lessors, licensors,
suppliers, patients, and employees.        In addition to the foregoing, the
Sellers will cause the Corporation's articles of incorporation or organization to be amended to convert the Corporation from a professional association or corporation to a business corporation under the laws of its state of organization.

         (e) Full Access. The Sellers will permit, and the Sellers will cause the Corporation to permit, representatives of the Purchaser to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Corporation, to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to the Corporation. In that regard, the Sellers will cause the Corporation to permit the independent accountants for the Purchaser to conduct such audits of the financial statements of the Corporation as the Purchaser shall elect or be required to obtain, and shall cause the accounting personnel of the Corporation to assist such accountants in the preparation for and conduct of such audit.

         (f) Notice of Developments. The Sellers will give prompt written notice to the Purchaser of any material adverse development of which any of them learns which would constitute or otherwise cause a breach of any of the representations and warranties in Section 4 above. Each Party will give prompt written notice to the others of any material adverse development causing a breach of any of his or its own representations and warranties in Section 3 above. No disclosure by any Party pursuant to this Section 5(f), however, shall be deemed to amend or supplement the Sellers' Disclosure Letter or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

         (g) Exclusivity. For so long as this Stock Purchase Agreement shall remain in effect, the Sellers will not (and the Sellers will not cause or permit the Corporation to) (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets of, the Corporation (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. The Sellers will not vote their Shares in favor of any such acquisition structured as a merger, consolidation, or share exchange. The Sellers will notify the Purchaser immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

         (h) Release from Personal Guaranties. The Purchaser shall use its best efforts to obtain the release of each Seller from any personal guarantee of any obligation of the Corporation. Failure of the Purchaser to obtain any such release shall not be a breach of this Agreement or otherwise, without the existence of a separate breach hereof, excuse any Seller from performance hereunder. The Purchaser shall indemnify and hold each Seller harmless from and against any Liability personally guaranteed by such Seller if and to the extent the Purchaser is unable to procure the release of such guaranty.

         (i) Issuance of Stock Options. The Purchaser shall cause to be issued to each Seller options to purchase 5,000 shares of Response Stock pursuant to the Purchaser's 1996 Stock Incentive Plan, which options shall have an exercise price equal to $12.50 per share.

         6. POST-CLOSING COVENANTS. The Parties agree as follows with respect to the period following the Closing.

         (a) General. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party may reasonably request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 9 below). The Sellers acknowledge and agree that from and after the Closing the Purchaser will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to the Corporation.

         (b) Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with
(i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Corporation or any Seller, each of the other Parties will cooperate with him or it and his or its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 9 below).

         (c) Transition. The Sellers will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of the Corporation from maintaining the same business relationships with the Corporation or the Group after the Closing as it maintained with the Corporation prior to the Closing. The Sellers will refer all inquiries relating to the businesses of the Corporation to the Purchaser from and after the Closing.

         (d) Name Change. At the time of Closing, the Purchaser shall cause the name of the Corporation to be changed to something distinguishable, within the meaning of the corporation statutes of the state of Florida, from the name of the Corporation and shall execute, deliver and/or cause to be filed such documents or instruments that may be necessary to permit the Group to change its name to and to do business under the name "Rosenberg & Kalman, M.D., P.A.

         (e) Custody of Patient Records. The Purchaser shall maintain custody of all existing records, files, charts, x-ray files and similar data pertaining to each patient in accordance with Applicable Laws and canons of professional ethics.

         7. CONDITIONS PRECEDENT TO OBLIGATION TO CLOSE.

         (a) Conditions to Obligation of the Purchaser. The obligation of the Purchaser to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                 (i) the representations and warranties set forth in Section 3(a) and Section 4 above shall be true and correct in all material respects at and as of the Closing Date;

                 (ii) the Sellers shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

                 (iii) the Sellers shall have caused the Corporation to make all filings, give all notices and procure all of the third party consents and authorizations specified in Section 5(b) above;

                 (iv) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right of the Purchaser to own the Shares and to control the Corporation, or (D) affect adversely the right of the Corporation to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

                 (v) the Sellers shall have delivered to the Purchaser a certificate to the effect that each of the conditions specified above in Section 7(a)(i)-(iv) is satisfied in all respects;

                 (vi) the Purchaser shall have received the resignations, effective as of the Closing, of each director and officer of the Corporation other than those whom the Purchaser shall have specified in writing at least five business days prior to the Closing;

                 (vii) the Purchaser shall have received from Greenberg Traurig, counsel to the Sellers and the Corporation, an opinion as to matters customarily addressed in opinions of counsel in transactions such as that described herein, which opinion shall be in form and substance reasonably acceptable to the Purchaser and its counsel;

                 (viii) the Group, the Corporation and the Sellers shall have executed and delivered the Service Agreement to the Purchaser;


                 (ix) the President of the Corporation shall have executed and delivered to the Purchaser the Certificate of Facts in substantially the form set forth as Exhibit 7(a)(ix) hereto; and

                 (x) all actions to be taken by the Sellers in connection with consummation of the transactions contemplated hereby and all certificates, opinion, instruments, and other documents required to effect the transactions contemplated hereby will be satisfactory in form and substance to the Purchaser.

The Purchaser may waive any condition specified in this Section 7(a) if it executes a writing so stating at or prior to the Closing.

         (b) Conditions to Obligation of the Sellers. The obligation of the Sellers to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

                 (i) the representations and warranties set forth in Section 3(b) above shall be true and correct in all material respects at and as of the Closing Date;

                 (ii) the Purchaser shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

                 (iii) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

                 (iv) the Purchaser shall have delivered to the Sellers a certificate to the effect that each of the conditions specified above in Section 7(b)(i)-(iii) is satisfied in all respects;

                 (v) the Purchaser shall have delivered to the Sellers the opinion of John A. Good, General Counsel to the Purchaser, as to matters customarily addressed with respect to Purchasers in connection with transactions of the nature contemplated herein and as to the enforceability of the Note, which opinion shall be in form and substance reasonably acceptable to the Sellers and their counsel; and

                 (vi) all actions to be taken by the Purchaser in connection with consummation of the transactions contemplated hereby and all certificates, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Sellers.

The Sellers may waive any condition specified in this Section 7(b) if they execute a writing so stating at or prior to the Closing.

         8. DELIVERIES AT CLOSING.

         (a) Documents to be Delivered by the Purchaser. At the Closing, the Purchaser shall deliver the following instruments and documents to the Sellers or other appropriate party:

                 (i) the Cash Consideration, by cashier's check or wire transfer pursuant to Sellers' instructions;

                 (ii) a Note payable to the order of each Seller;

                 (iii) certificates representing 95,000 shares of Response Stock issuable to each Seller pursuant to Section 2(b) above;

                 (iv) the Registration Rights Agreement in the form set forth as Exhibit 8(a)(iv) hereto;

                 (v) the certificate described in Section 7(b)(iv) above;

                 (vi) the opinion described in Section 7(b)(v) above; and

                 (vii) such other documents as the Sellers may reasonably request to affect the transactions contemplated by this Agreement.

         (b) Documents to be Delivered by the Seller. At the Closing, the Sellers shall deliver the following instruments and documents to the Purchaser:

                 (i) stock certificates representing all of the Shares, endorsed in blank or accompanied by duly executed assignment documents;

                 (ii) a certificate of existence from the Florida Secretary of State evidencing the existence and good standing of the Corporation, dated not more than five (5) days prior to the Closing Date;

                 (iii) all consents necessary regarding the transaction contemplated by this Agreement;

                 (iv) the opinion of counsel to the Sellers, in a form reasonably satisfactory to the Purchaser's counsel, required by
         Section 7(a)(vii) above;

                 (v) the Certificate described in Section 7(a)(v) above;

                 (vi) the Service Agreement, duly executed by the Sellers, the Corporation and the Group;

                 (vii) the Certificate of Facts described in 7(a)(ix) above; and

                 (viii) such other documents as the Purchaser may reasonably request to affect the transactions contemplated by this Agreement.

         9. REMEDIES FOR BREACHES OF THIS AGREEMENT.

         (a) Survival of Representations and Warranties. All of the representations and warranties of the Parties contained in this Agreement shall survive the Closing hereunder (even if the damaged Party knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect for a period of two (2) years thereafter (subject to any applicable statutes of limitations); provided, however, that with respect to Federal and state tax matters, such survival period shall be equal to the statute of limitations (without regard to any extension by the Purchaser following Closing) for assessment of additional taxes.

         (b) Indemnification Provisions for Benefit of the Parties. In the event any Party breaches (or in the event any third party alleges facts that, if true, would mean the Party has breached) any of such Party's representations, warranties, and covenants contained herein and, provided that the other Party (the "Indemnitee") makes a written claim for indemnification against the breaching party (the "Indemnitor") pursuant to Section 9(c)(i) below, then the Indemnitor (jointly and severally, if the Sellers are the Indemnitors) agrees to indemnify the Indemnitee from and against the entirety of any Adverse Consequences the Indemnitee may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Indemnitee may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach). or otherwise; provided, however, that the Indemitor's obligation to indemnify and hold the Indemnitee harmless pursuant to this Section 9 shall only accrue if and to the extent that the aggregate claim for indemnification by the Indemnitee hereunder, determined in the exercise of good faith, shall exceed $100,000.00 (excluding any items otherwise payable by Indemnitor pursuant to any other agreement between the Parties, including the Service Agreement).

         (c) Matters Involving Third Parties.

                 (i) If any third party shall notify the Indemnitee with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification under this Section 9, then the Indemnitee shall promptly notify the Indemnitor thereof in writing; provided, however, that no delay on the part of the Indemnitee in notifying the Indemnitor shall relieve the Indemnitor from any obligation hereunder unless (and then solely to the extent) the Indemnitor thereby is prejudiced.

                 (ii) The Indemnitor will have the right to defend the Indemnitee against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnitee so long as (A) it notifies the Indemnitee in writing within 15 days after the Indemnitee has given notice of the Third Party Claim that the Indemnitor will indemnify the Indemnitee from and against the entirety of any Adverse Consequences the Indemnitee may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (B) the Indemnitor provides the Indemnitee with evidence acceptable to the Indemnitee that the Indemnitor will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (C) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnitee, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnitee, and (D) the Indemnitor conducts the defense of the Third Party Claim actively and diligently.

                 (iii) So long as the Indemnitor is conducting the defense of the Third Party Claim in accordance with Section 9(c)(ii) above, (A) the Indemnitee may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the Indemnitee will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnitor (not to be withheld unreasonably), and (C) the Indemnitor will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnitee, not to be unreasonably withheld.

                 (iv) In the event any of the conditions in Section 9(c)(ii) above is or becomes unsatisfied, however, (A) the Indemnitee may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it may deem appropriate (and the Indemnitee need not consult with, or obtain any consent from, the Indemnitor in connection therewith), (B) the Indemnitor will reimburse the Indemnitee promptly and periodically for the costs of defending against the Third Party Claim (including attorneys' fees and expenses), and (C) the Indemnitor will remain responsible for any Adverse Consequences the Indemnitee may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this
         Section 9.

         (d) Determination of Adverse Consequences. The Parties shall take into account the time cost of money (using the Applicable Rate as the discount rate) in determining Adverse Consequences for purposes of this Section 9. All indemnification payments under this Section 9 shall be deemed adjustments to the Purchase Price.

         (e) Recoupment Under the Note. In the event that the Purchaser shall suffer Adverse Consequences for which indemnification pursuant to the foregoing provisions shall be payable by the Sellers and the Sellers shall not make any such indemnification payment within sixty (60) days after such indemnity amount shall become payable, the Purchaser shall have the option of recouping all or any part of any Adverse Consequences it may suffer by notifying the Sellers that the Purchaser is offsetting the amount of such Adverse Consequences against the principal amount outstanding under the Note. An offset pursuant to this subsection shall affect the timing and amount of payments required under the Note in the same manner as if the Purchaser had made a permitted prepayment (without premium or penalty) thereunder.

         (f) Other Indemnification Provisions. The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable, or common law remedy any Party may have for breach of representation, warranty, or covenant. The Sellers hereby agree that they will not make any claim for indemnification against the Corporation by reason of the fact that they were directors, officers, employees, or agents of the Corporation or were serving at the request thereof as a partner, trustee, director, officer, employee, or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement, or otherwise) with respect to any action, suit, proceeding, complaint, claim, or demand brought by the Purchaser against the Sellers (whether such action, suit, proceeding, complaint, claim, or demand is pursuant to this Agreement, applicable law, or otherwise).

         10. TERMINATION.

         (a) Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:

                 (i) the Purchaser and the Sellers may terminate this Agreement by mutual written consent at any time prior to the Closing;

                 (ii) the Purchaser may terminate this Agreement by giving written notice to the Sellers at any time prior to the Closing (A) in the event any of the Sellers has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Purchaser has notified the Seller of the breach, and the breach has continued without cure for a period of 10 days after the notice of breach or (B) if the Closing shall not have occurred on or before October 1, 1996, by reason of the failure of any condition precedent under Section 7(a) hereof (unless the failure results primarily from the Purchaser itself breaching any representation, warranty, or covenant contained in this Agreement); and

                 (iii) the Sellers may terminate this Agreement by giving written notice to the Purchaser at any time prior to the Closing (A) in the event the Purchaser has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, any of the Sellers has notified the Purchaser of the breach, and the breach has continued without cure for a period of 10 days after the notice of breach or (B) if the Closing shall not have occurred on or before November 1, 1996 by reason of the failure of any condition precedent under Section 7(b) hereof (unless the failure results primarily from any of the Sellers themselves breaching any representation, warranty, or covenant contained in this Agreement).

         (b) Effect of Termination. If any Party terminates this Agreement pursuant to Section 10(a) above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party then in breach).

         11. MISCELLANEOUS.

         (a) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the Purchaser and the Seller; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its best efforts to advise the other Parties prior to making the disclosure).

         (b) Arbitration of Disputes; Legal Fees. Any dispute arising under this Stock Purchase Agreement shall be submitted by the parties to binding arbitration pursuant to the Florida Uniform Arbitration Act, with any such arbitration proceeding being conducted in accordance with the rules of the American Arbitration Corporation. Any arbitration panel presiding over any arbitration proceeding hereunder is hereby empowered to render a decision in respect of such dispute, to award costs and expenses (including reasonable attorney fees) as it shall deem equitable and to enter its award in any court of competent jurisdiction. Each of the Parties submits to the jurisdiction of any state or federal court sitting in Ft. Lauderdale, Broward County, Florida for purposes of enforcement of any arbitration award hereunder. Each Party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto.


         (d) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

         (e) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

         (f) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of the Purchaser and the Seller; provided, however, that the Purchaser may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the Purchaser nonetheless shall remain responsible for the performance of all of its obligations hereunder).

         (g) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

         (h) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         (i) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

         If to the Seller:                           Copy to:

         Abraham Rosenberg, M.D.           Steven B. Lapidus, Esq.
         Rosenberg & Kalman, M.D., P.A.           Greenberg Traurig
         7421 N. University Drive                 1221 Brickell Ave., 21st Floor
         Tamarac, Florida 33321                   Miami, Florida 33131

         If to the Purchaser:              Copy to:

         Joseph T. Clark                          John A. Good, Esq.
         Response Oncology, Inc.                  Response Oncology, Inc.
         1775 Moriah Woods Blvd.                  1775 Moriah Woods Blvd.
         Memphis, Tennessee 38117                 Memphis, Tennessee 38117

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

         (j) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Florida without giving effect to any choice or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida.

         (k) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Purchaser and the Sellers. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

         (l) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

         (m) Expenses. Each of the Parties will bear his or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. The Sellers agree that neither the Corporation has not borne or will not bear any of the Sellers' costs and expenses (including any of their legal fees and expenses) in connection with this Agreement or any of the transactions contemplated hereby.

         (n) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

         (o) Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

         (p) Specific Performance. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which they may be entitled, at law or in equity.


                                 *  *  *  *  *

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on [as of] the date first above written.


                                     PURCHASER:

                                     Response Oncology, Inc.


                                     By:
                                         -----------------------------
                                     Title:


                                                  SELLERS:



                                         Abraham Rosenberg, M.D.


                                         ---------------------------------
                                         Alfred M. Kalman, M.D.